Exhibit 1

FIRST AMENDMENT TO RIGHTS AGREEMENT

      First Amendment (the “Amendment”) dated as of May 30, 2001 among Bell Industries, Inc. (the “Company”), Harris Trust Company of California (“Harris”) and Computershare Investor Services, LLC (“Computershare”), to the Rights Agreement (the “Rights Agreement”) dated as of February 1, 1999 between the Company and Harris, as Rights Agent.

W I T N E S S E T H

      WHEREAS, the Company and Harris previously entered into the Rights Agreement, pursuant to which Harris was appointed to serve as the Rights Agent under the Rights Agreement; and

      WHEREAS, the Company desires to appoint Computershare as successor Rights Agent under the Rights Agreement, effective as of May 30, 2001, and as of such date, Harris will be relieved of its duties as Rights Agent under the Rights Agreement; and

      WHEREAS, in connection with the termination of Harris as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Harris and Computershare desire to amend the Rights Agreement in certain respects.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      Section 1. Resignation of Rights Agent. The Company hereby terminates Harris as Rights Agent under the Rights Agreement, effective as of May 30, 2001 and Harris hereby accepts such termination and waives any notice required to be given upon such termination to Harris as Rights Agent and as transfer agent under the Rights Agreement.

      Section 2. Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, effective as of May 30, 2001, and Computershare hereby accepts such appointment.

      Section 3. Amendment of Rights Agreement. Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

(a) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

“Computershare Investor Services, LLC 515 S. Figueroa St., Suite 1020 Los Angeles, CA 90071

Attention: John Castellanos

with a copy to:

Computershare Investor Services, LLC Two North LaSalle Street Chicago, Illinois 60602 Attention: Keith Bradley"

(b) All references in the Rights Agreement to “Harris Trust Company of California” as Rights Agent shall for all purposes be deemed to refer to “Computershare Investor Services, LLC.”

(c) Section 21 of the Rights Agreement is hereby amended by deleting the sentence that begins with “Any successor Rights Agent. . . .” and ends with “. . . combined capital and surplus of at least $50 million.” and submitting in lieu thereof the following sentence:

Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by an entity described in clause (a) of this sentence.

      Section 4. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of May 30, 2001, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

      Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

[Next page is Signature page]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

BELL INDUSTRIES, INC.

By	/s/ Tracy Edwards

Its	President

HARRIS TRUST COMPANY OF CALIFORNIA

By	/s/ Martin J. McHale

Its	Director

COMPUTERSHARE INVESTOR SERVICES, LLC

By	/s/ John Castellanos

Its	Relationship Manager